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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FairPoint Communications, Inc.:

        We consent to the use of our report dated March 12, 2004, with respect to the consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, included herein, and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus. Our report refers to the Company's adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets effective January 1, 2002 and to the Company's adoption of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity effective July 1, 2003.

                      /s/ KPMG LLP

Omaha, Nebraska
September 29, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm